Exhibit 99.1

CRISPR Therapeutics Proposes Changes to the Board of Directors

ZUG, Switzerland and CAMBRIDGE, Mass., February 26, 2020 (GLOBE NEWSWIRE) — CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced it proposes to elect Doug Treco, Ph.D. to its Board of Directors at the Company’s upcoming annual general meeting to be held later this year. The Company also announced that Pablo Cagnoni, M.D., Chief Executive Officer of Rubius Therapeutics, will resign from the Board of Directors to focus on other commitments, effective immediately.

“On behalf of our Board of Directors and management team, I would like to thank Pablo for his years of service and his many contributions to CRISPR Therapeutics, and I wish him the best in his future endeavors,” said Rodger Novak, Ph.D., President and Chairman of the Board of CRISPR Therapeutics. “We are grateful for his thoughtful guidance and support over the years.”

Dr. Novak added: “We are excited to invite Doug to our Board during an important time in CRISPR Therapeutics’ continued evolution. He has an impressive track record of success in advancing the development of numerous drug candidates, with a unique focus on rare disease, gene targeting, and gene therapy. His deep expertise and leadership experience will make him an outstanding addition to our Board, and we look forward to the valuable insights he will bring.”

Doug co-founded Ra Pharmaceuticals, Inc. (Nasdaq: RARX) in 2008 and has been Chief Executive Officer and a member of the Board of Directors since its inception. Ra Pharma is a leader in macrocyclic peptide and small molecule therapeutics targeting the complement pathway and has advanced its lead molecule, zilucoplan, into the clinic for multiple neuromuscular indications, including an ongoing pivotal Phase 3 study in myasthenia gravis. In October 2019, Ra Pharma entered into a merger agreement with UCB pursuant to which UCB will acquire Ra Pharma. He was an Entrepreneur-in-Residence at Morgenthaler Ventures from January 2008 to May 2014. In 1988, Doug co-founded Transkaryotic Therapies Inc. (TKT), a multi-platform biopharmaceutical company developing protein and gene therapy products, where he led the discovery of a number of approved biopharmaceuticals, including Dynepo™, Replagal®, Elaprase®, and Vpriv®. TKT (formerly Nasdaq: TKTX) was acquired by Shire Pharmaceuticals Group plc in 2005. He was a Visiting Scientist in the Department of Molecular Biology at Massachusetts General Hospital and a Lecturer in Genetics at Harvard Medical School from 2004 to 2007. Doug received his Ph.D. in Biochemistry and Molecular Biology from the State University of New York at Stony Brook and performed postdoctoral studies at the Salk Institute for Biological Studies and Massachusetts General Hospital.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic partnerships with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in San Francisco, California and London, United Kingdom. For more information, please visit www.crisprtx.com.

Important Additional Information and Where to Find It

CRISPR Therapeutics will file a proxy statement with the United States Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2020 annual general meeting (“2020 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that CRISPR Therapeutics files with the SEC from the SEC’s website at www.sec.gov or CRISPR Therapeutics’ website at www.crisprtx.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants

CRISPR Therapeutics, its directors, nominees for election as director, executive officers and other persons related to CRISPR Therapeutics may be deemed to be participants in the solicitation of proxies from CRISPR Therapeutics’ shareholders in connection with the matters to be considered at the 2020 Annual Meeting. Information concerning the interests of CRISPR Therapeutics’ participants in the solicitation is set forth in the materials filed by CRISPR Therapeutics with the SEC, including in its definitive proxy statement filed with the SEC on April 30, 2019, and will be set forth in the proxy statement relating to the 2020 Annual Meeting when it becomes available.

Investor Contact:

Susan Kim

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

WCG on behalf of CRISPR

617-337-4167

reides@wcgworld.com